Exhibit 1.1

Joint Filing Agreement

The undersigned parties hereby agree to the joint filing of the Statement on Schedule 13D filed herewith, and any amendments thereto, relating to the shares of Class A Common Stock, par value $0.01 per share, of Sucampo Pharmaceuticals, Inc. with the Securities and Exchange Commission pursuant to Rule 13d-1(k).

Dated: December 28, 2016

/s/ Ryuji Ueno
Ryuji Ueno

RJ FUND, LLC

By:	/s/ Ryuji Ueno
Name: Ryuji Ueno
Title: Manager